EXHIBIT 23

Independent Auditors’ Consent

The Board of Directors
Hayes Lemmerz International, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Number 333-09079) of our report dated June 21, 2002, with respect to the financial statements and schedule of Hayes Lemmerz International, Inc. Retirement Savings Plan for the year ended December 31, 2001, included in this Annual Report on Form 11-K.

/s/ KPMG LLP
Detroit, Michigan
June 28, 2002